Exhibit 10.15

EXECUTION COPY

GLENROCK ASSET MANAGEMENT ASSOCIATES, LP

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

Dated as of [            ], 2010

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GLENROCK ASSET MANAGEMENT ASSOCIATES, LP

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of GLENROCK ASSET MANAGEMENT ASSOCIATES, LP (the “Partnership”), dated as of [Date], 2010 is entered into by and among Aveon Holdings I L.P. as the initial general partner (hereinafter referred to as the “General Partner”) and the persons who have become parties to this Agreement by affixing their names hereto as Limited Partners and executing a counterpart hereto as of the date hereof (all of whom are hereinafter sometimes collectively referred to in their capacity as limited partners of the Partnership as the “Limited Partners” and each of whom is hereinafter sometimes referred to individually as a “Limited Partner”) and such other parties as may from time to time be admitted as Partners (as herein defined) of the Partnership.

The Partnership was formed on August 31, 1994 pursuant to a Certificate of Limited Partnership, which was filed in the office of the Secretary of State of the State of Delaware (the “Certificate of Limited Partnership”).

In order to amend and restate the Partnership’s existing Limited Partnership Agreement to reflect certain changes thereto, the parties wish to enter into this Amended and Restated Limited Partnership Agreement as hereinafter set forth. In consideration of the mutual covenants herein expressed, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Definitions.

Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et seq., as it may be amended from time to time, and any successor to such statute.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Admission Letter” has the meaning set forth in Section 8.1(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise). For avoidance of doubt and without limitation, none of the Excluded Funds shall be considered

Affiliates of Glenrock, Glenrock Holdings, LLC or Budris (or any of their respective Affiliates) for purposes of this Agreement.

“Agreement” means this Amended and Restated Limited Partnership Agreement of the Partnership, as it may be amended, supplemented, modified or restated from time to time.

“Applicable AUM” means the combined assets under management, as calculated as of the last day of any fiscal quarter or Fiscal Year, of the Funds (provided, that, in connection with calculating the first $600 million of Applicable AUM, in respect of the assets under management of the Funds, (1) the General Partner shall have the right, exercisable once a year on December 31 of a Fiscal Year for the following Fiscal Year’s Applicable AUM, to replace (only for the purpose of the calculation of the Sharing Percentage) any individual subscriber accounts that are not full management fee or incentive fee or allocation paying assets under management of the Funds with individual subscriber accounts that pay higher management fees and incentive fees or allocations to the Partnership and (2) if an individual subscriber account which has been included in the first $600 million of Applicable AUM in the applicable Fiscal Year is redeemed during such Fiscal Year, then immediately following such redemption, the General Partner will have the right to substitute (only for the purpose of the calculation of the Sharing Percentage) one or more new individual subscriber accounts to replace such redeemed individual subscriber account, except that, in either case, the General Partner shall not have the right to make any such substitution if the individual subscriber account that will be used as the replacement subscriber account is subject to a high watermark).

“Applicable AUM Amount” means $600 million of Applicable AUM.

“Applicable Law” means any law, rule or regulation (including those of any self-regulatory organization) or any agreement with any governmental authority or agency applicable to and legally binding on the Partnership.

“Assignee” has the meaning set forth in Section 7.2(b).

“Budris” means Mark Budris.

“Business Day” means any day other than a Saturday, Sunday or any days on which banks in New York City are required or authorized to close.

“Buy-Sell Agreement” means that certain Buy-Sell Agreement, of even date herewith, among Budris, Katz and their respective affiliates.

“Capital Account” has the meaning set forth in Section 4.6(a) and shall, with respect to a Partner, include all of such Partner’s sub-accounts.

“Capital Contribution” means, with respect to any Partner, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Partnership with respect to the Interest held or purchased by such Partner.

“Capital Net Income (Loss)” means any net income (loss) of the Partnership attributable solely to the Partnership’s capital investment in interests or shares, as applicable, of the Funds as funded by the Fund Contributions of the Partners, but excluding Fund Net Income (Loss) and Other Net Income (Loss).

“Cause” means the occurrence or existence of any of the following with respect to a Partner:

(a) such Partner engages in any action constituting either civil or criminal fraud against the Partnership or the Funds as determined in a non-appealable final judgment of a court of competent jurisdiction, which results in the imposition of any civil or criminal penalty or disqualification imposed by the Securities and Exchange Commission or any other governmental agency or self regulatory organization having jurisdiction over the business conducted by the Partnership, in each case that is reasonably likely to have a material adverse effect on the business and/or reputation of the Partnership or the Funds;

(b) the conviction of such Partner of a felony, any crime involving financial dishonesty or the imposition of any material civil or criminal penalty or disqualification imposed by the Securities and Exchange Commission or any other governmental agency or self regulatory organization having jurisdiction over the business conducted by the Partnership, in each case that is reasonably likely to have a material adverse effect on the business and/or reputation of the Partnership or the Funds; and

(c) subject to written notice from the General Partner to a Partner which specifies in reasonable detail the nature of the breach or failure to act and which gives such Partner an opportunity to cure within ten (10) days of such notice: (i) the willful and continued failure by such Partner to substantially perform such Partner’s duties with the Partnership as set forth in such Partner’s Admission Letter or in this Agreement, or (ii) a breach by such Partner of any of such Partner’s material obligations under this Agreement, the Purchase Agreement, the Admission Letter or any other agreement between such Partner and the Company or the Funds, and such breach has had or could reasonably be expected to have a material adverse impact on the Partnership or the Funds.

“Certificate of Limited Partnership” has the meaning set forth in the Preliminary Statement hereto.

“Change of Control” means any of the following:

(a) if the General Partner (including any Affiliate to which the General Partner shall have transferred its Interest) transfers in the aggregate more than fifty percent (50%) of the Interest owned by such Person on, or subsequent to, the date of this Agreement to any party that is not an Affiliate of the General Partner (it being understood that a change of control of any such Affiliate such that it ceases to be an Affiliate of the General Partner shall be deemed a transfer for purposes of this provision); or

(b) the beneficial owners of the General Partner (including any Affiliate to which the General Partner shall have transferred its Interest) cease to beneficially own and control at least a majority of the issued and outstanding equity interests of the General

Partner entitled to vote for the election of members of the governing body of such General Partner, on a fully diluted basis. For this purpose, the terms “beneficially own” and “beneficial ownership” shall have the meanings set forth in the Securities Exchange Act and the rules and regulations promulgated thereunder.

“Classes” means the classes into which the Interests in the Partnership or other Partnership securities created in accordance with Section 4.4 may be classified or divided from time to time by the General Partner pursuant to the provisions of this Agreement. For all purposes hereunder and under the Act, only such Classes or subclasses expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class, subclass or group of partnership interests in the Partnership.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Covered Person” has the meaning set forth in Section 3.4(a).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its Adjusted Basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Excluded Funds” means, each of (i) Nippon Renewal Partners, LP, (ii) Nippon Renewal Partners, Ltd., (iii) Reynard Asset Management Inc., (iv) Reynard American Partners, LP, and (v) Reynard International Partners, Ltd. and any successors thereto.

“Fair Market Value” means the fair market value of any property as determined in good faith by the General Partner, after taking into account such factors as the General Partner shall deem appropriate.

“Fiscal Period” means a calendar quarter or any other period chosen by the General Partner.

“Fiscal Year” has the meaning set forth in Section 5.2.

“Fund Capital Accounts” has the meaning set forth in Section 4.6(b).

“Fund Contribution” has the meaning set forth in Section 4.5.

“Fund Allocation Net Income” means any net income of the Partnership of the Funds that is attributable solely to the incentive allocation allocable to the Partnership from the Funds in accordance with the governing documents of the Funds, but excluding any Fund Fee Net Income, Capital Net Income (Loss) and Other Net Income (Loss).

“Fund Fee Net Income” means any net income of the Partnership of the Funds that is attributable solely to the management fees and incentive fees allocable to the Partnership from the Funds in accordance with the governing documents of the Funds, but excluding any Fund Allocation Net Income, Capital Net Income (Loss) and Other Net Income (Loss), net of those expenses incurred in the preparation of reports to the Partners, legal, accounting, tax preparation and other professional fees and expenses of the Partnership and any fees paid to third party marketers (i) as set forth in agreements in effect as of the date hereof and set forth in the Company Disclosure Letter (as defined and attached to the Purchase Agreement) or (ii) pursuant to written agreements with third-party marketers entered into and effective from time to time hereafter in the ordinary course of the Partnership’s business, which such agreements with third-party marketers may be entered into by Glenrock on behalf of the Partnership and will be subject to the review (but not approval) of the General Partner.

“Fund Net Income” means Fund Allocation Net Income and Fund Fee Net Income, taken together.

“Funds” means (i) Glenrock Global Partners (QP), L.P and any successors thereto; (ii) Glenrock Global Partners (AI), LP, and any successors thereto, (iii) Glenrock Global Partners (BVI), LTD, and any successors thereto, for so long as Company is a party to an investment advisory agreement with Glenrock Global Partners (BVI), LTD and Glenrock, Inc. and any successors thereto, and (iv) Glenrock Global Partners (BVI) Master Fund, LP, and any successors thereto, for so long as the Company is a party to an investment advisory agreement with Glenrock Global Partners (BVI) Master Fund, LP, and Glenrock, Inc. and any successors thereto; and when used, collectively, the individual Funds are the Funds.

“General Partner” means Aveon Holdings I L.P., for so long as it remains the General Partner as provided hereunder, and/or any other Partner designated as such as provided hereunder.

“Glenrock” means Glenrock, Inc., a Delaware corporation, or any successor thereto.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross Fair Market Value of such asset;

(b) the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an Interest; (iii) the issuance by the Partnership of Interests that are Profits Interests; and (iv) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(c) the Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution; and

(d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Other Net Income” and “Other Net Losses” and Section 4.6; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent the General Partner determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Other Net Income or Other Net Loss.

“Immediate Family” shall mean, with respect to any natural person, (a) such person and such person’s spouse, parents, grandparents, children, grandchildren, more remote issue and siblings (in each case whether adoptive or biological), (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other entities of which a material portion of the interests are held directly or indirectly by or for the benefit of the foregoing.

“Interest” means the entire partnership interest held by a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

“Katz” means Michael Katz.

“Limited Partner” means any Partner other than the General Partner.

“Majority in Interest” means the majority of Interests based on the Sharing Percentages of Partners in respect of Fund Net Income (Loss).

“Partner” means each of the persons listed as a Partner on the books and records of the Partnership (including the General Partner and the Limited Partners) and any Person admitted to the Partnership as an additional or substituted Partner of the Partnership in accordance with the provisions of this Agreement, in each case for so long as such Person remains a Partner as provided hereunder.

“Partnership” has the meaning set forth in the Preliminary Statement hereto.

“Permitted Transferee” has the meaning set forth in Section 7.1(b).

“Net Income (Loss)” means Capital Net Income (Loss), Fund Net Income and Other Net Income (Loss).

“Operating Reserve” means such amount as is reasonably determined by Glenrock on an annual basis or otherwise, to be necessary or prudent for the Partnership to maintain in cash or cash equivalents or other money market instruments in order to satisfy the Partnership’s accrued or anticipated expenses or other obligations and otherwise to meet the operational needs of the Partnership’s business; provided, that (i) no part of the Operating Reserve may be used, directly or indirectly, to pay the fees or expenses of a Member or an Affiliate of any Member, and (ii) such amount shall not be greater than the greater of One Hundred Thousand Dollars ($100,000) or five percent (5%) of the previous Fiscal Year’s Net Income without the consent of the General Partner, not to be unreasonably withheld, delayed or conditioned.

“Other Net Income (Loss)” for any Fiscal Period means the net income or net loss of the Partnership for such Fiscal Period (other than Capital Net Income (Loss) or Fund Net Income) as determined on an accrual basis after deduction for expenses of the Partnership, in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any depreciation, amortization and/or cost recovery deductions with respect to any asset shall be deemed to be equal to the Depreciation available with respect to such asset;

(b) any income or gain of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Other Net Income or Other Net Loss shall be added to such taxable income or loss;

(c) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Other Net Income or Loss, shall be subtracted from such taxable income or loss;

(d) in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Other Net Income or Other Net Loss;

(e) gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(f) any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 4.7(e) through (k) shall not be taken into account in computing Other Net Income or Other Net Loss for any taxable year.

The General Partner may create separate categories of Other Net Income (Loss) with respect to the separate categories of net income or net loss of the Partnership in which the Partners have different Sharing Percentages.

“Permanent Disability” of a Partner, means any physical or mental inability to perform all or substantially all of such Partner’s duties with respect to the Partnership or any of its Affiliates for a period of 180 consecutive days as reasonably determined by the General Partner.

“Person” means any individual, firm, partnership, joint venture, association, corporation, other business organization, entity or enterprise.

“Profits Interest” shall mean an interest in the future profits of the Partnership satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures; provided that all Partners, whether parties hereto as of the date hereof or admitted after the date hereof, consent to the Partnership taking all actions, including amending this Agreement, to the extent necessary or appropriate to cause any interest designated by the General Partner as a “profits interest” to be treated as Profits Interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to such Partners to be respected even if such Interests are subject to risk of forfeiture, including any action required by the Partnership under Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, such consent shall allow the Partnership to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Treasury Regulations (Prop. Treas. Reg. §§ 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1) set forth in the notice of proposed rulemaking (REG–105346–03), and any similar or related authority.

“Proposed ROFR Sale” has the meaning set forth in Section 7.1(b)(i).

“Proposed ROFR Transferee” has the meaning set forth in Section 7.1(b)(ii).

“Purchase Agreement” means the Purchase Agreement, dated as of [Date], among the General Partner, the Partnership and the sellers named therein, as amended from time to time.

“Release Events” has the meaning set forth in Section 8.3(c).

“Restricted Period” has the meaning set forth in Section 9.12.

“Right of First Refusal” has the meaning set forth in Section 7.1(b)(i).

“ROFR Notice” has the meaning set forth in Section 7.1(b)(ii).

“ROFR Period” has the meaning set forth in Section 7.1(b)(iii).

“ROFR Purchase Notice” has the meaning set forth in Section 7.1(b)(iii).

“Sharing Percentage” means, with respect to a Partner, such Partner’s percentage interest in the Partnership’s Fund Allocation Net Income, Fund Fee Net Income, Capital Net Income (Loss) and/or Other Net Income (Loss), as applicable, or any component or category thereof as set forth in the books and records of the Partnership, as such percentage may be modified from time to time in accordance herewith. As of the execution date of this Agreement, with respect to Fund Net Income, the General Partner’s Sharing Percentage is 30% (the “General Partner FNI Sharing Percentage”) and the aggregate Limited Partner’s Sharing Percentage is 70%, collectively (the “Limited Partners FNI Sharing Percentage”); provided, that the General Partner FNI Sharing Percentage with respect to Fund Net Income attributable to that portion of Applicable AUM (as defined below) in excess of $600 million shall be 0%, and the Limited Partners FNI Sharing Percentage thereof shall be 100%. For the avoidance of doubt, the General Partner is entitled to 30% of Fund Net Income attributable to Applicable AUM up to or equal to the first $600 million of Applicable AUM, but is not entitled to any Fund Net Income attributable to that portion of Applicable AUM that exceeds $600 million.

“Tax Matters Partner” has the meaning set forth in Section 5.3.

“Terminating Event” has the meaning set forth in Section 8.3(a).

“Terminating Partner” has the meaning set forth in Section 8.3(a).

“Termination Date” has the meaning set forth in Section 8.3(a).

“Transfer” means any assignment, sale, exchange, transfer, pledge, encumbrance, hypothecation or other disposition of all or any part of an Interest.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Withholding Tax Advances” has the meaning set forth in Section 4.7(h).

SECTION 1.2. Terms Generally.

The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships, limited liability companies, joint ventures, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. Unless the context requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” To the maximum extent permitted by law, whenever in this Agreement a Person is permitted or required to make a decision in its “sole and absolute discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider any interests and factors as it desires, including its own interests, and shall not be obliged to consider interests of any other Person. Notwithstanding any other provision of this Agreement to the contrary, no provision hereof shall be deemed to eliminate a Partner’s implied contractual covenant of good faith and fair dealing and no provision of this Agreement shall be deemed to limit or eliminate the liability of any Partner for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

ARTICLE II

General Provisions

SECTION 2.1. Formation.

The Partnership has been formed under the provisions of the Act for the purposes and on the terms set forth in this Agreement pursuant to the filing of the Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware. The General Partner is hereby designated as the general partner of the Partnership and, subject to the terms and conditions contained herein, is authorized to execute, deliver and file, any amendments or restatements of the Certificate of Limited Partnership and any other certificates necessary, and to take all action necessary, for the Partnership (i) to form or qualify to conduct the business of the Partnership under the laws of any jurisdiction in which the Partnership is doing business and to continue in effect such formation or qualification and (ii) to protect the limited liability of the Limited Partners under the laws of any jurisdiction in which the Partnership is doing business.

SECTION 2.2. Partners and Interests.

The name, address and Interests of each Partner are set forth on the books and records of the Partnership. The Partners as of the date hereof are as set forth on the signature page hereto. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein.

SECTION 2.3. Name.

The Partnership shall conduct its activities under the name of “GLENROCK ASSET MANAGEMENT ASSOCIATES, L.P.”

SECTION 2.4. Limitation of Liability.

(a) The General Partner shall have liability for the repayment and discharge of all debts and obligations of the Partnership. Except as provided in the Act, or as expressly provided in this Agreement, or as a Partner shall otherwise expressly agree in writing in an Admission Letter or otherwise, no Limited Partner of the Partnership shall be obligated personally for any debt, obligation or liability of the Partnership or of any other Partner solely by reason of being a Limited Partner of the Partnership; provided, however, that nothing contained in this Section 2.4(a) shall eliminate the implied contractual covenant of good faith and fair dealing.

In no event shall any Partner (i) be obligated to make any capital contribution or payment to or on behalf of the Partnership or (ii) have any liability to return distributions received by such Partner from the Partnership, in each case except as (x) otherwise specifically provided in this Agreement or other related agreements, (y) such Partner shall otherwise expressly agree in writing or (z) may be required by applicable law.

SECTION 2.5. Term.

The existence of the Partnership commenced on the date of filing of the Certificate of Limited Partnership and shall continue unless and until the Partnership is dissolved, wound up and terminated in accordance with Article VI. No Partner shall have the right to, and each Partner hereby agrees not to, withdraw from the Partnership, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of, the Partnership, in each case except as expressly provided in this Agreement, and except with the consent of the General Partner in its sole and absolute discretion, no Partner at any time shall have the right to petition or to take any action to subject Partnership assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

SECTION 2.6. Purpose; Powers.

(a) The purpose of the Partnership shall be, directly or indirectly through subsidiaries or Affiliates, (i) to act as a manager and/or investment manager or advisor with respect to and make investments in any of the Funds, as appropriate, (ii) to engage in any other lawful business under the Act and applicable law as determined by the General Partner, and (iii) to do all things necessary or incidental thereto.

(b) Except as expressly provided herein, in furtherance of its purposes as stated in Section 2.6(a), the Partnership shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, directly or indirectly through subsidiaries or Affiliates, and alone or with others, including the following:

(i) to facilitate the carrying out of any and all purposes of any of the Funds, as appropriate, and to perform all acts and enter into and perform all contracts and other undertakings which the Company may deem necessary or advisable or incidental thereto, including the exercise of all powers of the general partner of Glenrock Global Partners (AI), LP, Glenrock Global Partners (QP), LP, and Glenrock Global Partners (BVI) Master Fund, LP and as the investment manager to any other Funds as set forth in the respective partnership, operating or other governing agreements of such Funds, as the same may be modified or amended from time to time;

(ii) to render investment, asset management, financial advisory and/or other services to the Funds, as appropriate;

(iii) to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, mortgage, pledge or otherwise dispose of, grant options with respect to and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all securities and other property, including the voting of securities, the approval of a restructuring of an investment in securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters and to execute all documents and make all representations, admissions and waivers in connection therewith;

(iv) to invest and reinvest cash assets of the Partnership in any investments and securities, including the Funds and money-market or other short-term investments;

(v) to have and maintain one or more offices within or without the State of Delaware or the Commonwealth of Massachusetts and, in connection therewith, to rent or acquire office space, engage personnel and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

(vi) to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys and to open, maintain and close accounts with brokers, custodians and others;

(vii) to engage employees and appoint officers (with such titles and delegated responsibilities as may be specified herein or determined by the General Partner), accountants, sub-advisors, auditors, custodians, consultants, attorneys and any and all other agents and assistants, both professional and nonprofessional, including Partners and their Affiliates, and to compensate them as may be necessary or advisable;

(viii) to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, and to form or cause to be formed and to participate in partnerships, limited liability companies and joint ventures, whether foreign or domestic, solely with the consent of all Partners;

(ix) to enter into, make and perform all contracts, agreements and other undertakings as may be deemed necessary or advisable or incident to carrying out its purposes;

(x) to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment of claims against the Partnership, and to execute all documents and make all representations, admissions and waivers in connection therewith;

(xi) to borrow money from or make loans to any person, including any Partner (on such terms as may be agreed from time to time), or other extensions of credit to (either on a secured or unsecured basis or with or without recourse) any person or to guarantee loans or other extensions of credit for any purpose, solely with the consent of all Partners;

(xii) to distribute, subject to the terms of this Agreement, at any time and from time to time to Partners cash, securities, investments or other property of the Partnership, or any combination thereof; and

(xiii) to take such other actions necessary or incidental thereto as may be permitted under applicable law.

SECTION 2.7. Registered Office and Registered Agent; Places of Business.

(a) The Partnership shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or at such other office as may from time to time be determined by the General Partner. The name and address of the Partnership’s registered agent for service of process in the State of Delaware as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The General Partner may at any time change the Partnership’s registered agent for service of process.

(b) The Partnership shall maintain offices and principal places of business at such places as may from time to time be determined by the General Partner.

ARTICLE III

Management and Operation of the Partnership

SECTION 3.1. Management.

(a) Except as otherwise provided herein or as set forth in any Admission Letter of a Limited Partner, the management and control of the business and affairs of the

Partnership shall be vested exclusively in the General Partner. Except as set forth in Section 8.3 of this Agreement, the General Partner shall not be replaced as General Partner without its prior written consent.

(b) Except as expressly provided in this Agreement or as set forth in any Admission Letter of a Limited Partner, the Limited Partners shall have no right or power to act for or bind the Partnership or otherwise vote with respect thereto. A Partner or an agent of a Partner may also be a partner, shareholder, employee, agent, director or officer of the Partnership or any of its Affiliates and may act on behalf of the Partnership in such capacity to the extent authorized to do so in such capacity.

(c) The General Partner may delegate to one or more Limited Partners and/or officers the right to have such responsibilities and exercise such power and authority as the General Partner shall specify. Each Partner so authorized shall have only the powers and authority delegated to it by the General Partner pursuant to an Admission Letter or otherwise. As of the date of this Agreement, the General Partner has entered into an Admission Letter with Glenrock, the terms of which are herein incorporated by reference.

The General Partner may designate operating or other committees comprised of the Partners, each of which shall have the authority of the General Partner to the extent the General Partner provides and such responsibilities as the General Partner so determines. Each committee of the Partnership shall serve at the pleasure of the General Partner.

SECTION 3.2. Certain Duties and Obligations of the General Partner.

(a) The General Partner shall take all action which may be necessary or appropriate on its part for the (i) formation and continuation of the Partnership as a Limited Partnership under the Act and (ii) development, maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable laws and regulations.

(b) The General Partner shall take (and each Partner shall cooperate in connection therewith and approves of the General Partner taking on such Partner’s behalf) all action which is reasonably necessary to (i) form or qualify the Partnership to conduct the business in which the Partnership is engaged under the laws of any jurisdiction in which the Partnership is doing business and to continue in effect such formation or qualification and (ii) protect the limited liability of the Partners pursuant to the terms of this Agreement and as applicable under the laws of any jurisdiction in which the Partnership is doing business

(c) The General Partner shall be responsible for the following duties, which duties may be delegated to any other Partner of the Partnership pursuant to the terms and conditions of an Admission Letter:

(i) Advise the Partnership as to the investment and trading activities of the Funds and provide certain investment management and advisory services related thereto in accordance with the investment objectives of the Funds, as set forth in the Funds’ respective Governing and Offering

Documents (as defined below), which the terms of such Governing and Offering Documents may not be supplemented, modified, amended or restated in any manner without the consent of Glenrock;

(ii) Make all investment decisions for the Funds, it being understood that the Partnership has furnished to the Partners a copy of the Funds’ respective Governing and Offering Documents and will from time to time furnish the Partners with copies of any amendments thereto, and until such amendments are delivered to the Partners, matters therein stated shall not be binding on the Partners;

(iii) Conform at all times all investments of the Funds in accordance with the requirements imposed by (i) any provision of applicable law, and (ii) the provisions of each Fund’s respective Governing and Offering Documents;

(iv) Furnish continuous investment management to the Funds;

(v) Endeavor to keep the capital of the Funds invested to such extent as it deems advisable from time to time but it may, if it deems advisable, maintain any portion of the assets of the Funds in cash, whereby such investments and reinvestments of the capital of the Funds, including the purchase or sale of any securities or the borrowing of any funds on behalf of the Funds, either on a secured or unsecured basis, shall be based on such research and inquiries as the Partners and shall be exclusively within the control and discretion of the General Partner or its designees;

(vi) All communications with the investors in the Funds, consistent with past practice, and as are reasonably necessary and appropriate in the course of and in furtherance of the conduct of the business of the Partnership and the Funds and as required by the Governing and Offering Documents of the Funds.

For purposes of this Section 3.2(c), “Governing and Offering Documents” shall mean a collective reference to (i) the Limited Partnership Agreement and the Confidential Private Offering Memorandum, as supplemented or amended, of each of Glenrock Global Partners (AI), LP, Glenrock Global Partners (QP), LP, Glenrock Global Partners (BVI) Master Fund, LP; and (ii) the Confidential Private Offering Memorandum, as applicable, as supplemented or amended, and the Memorandum and Articles of Association of Glenrock Global Partners (BVI), LTD, as supplemented or amended.

(d) Additionally, the General Partner’s duties shall include but not be limited to the following, which duties may be delegated with respect to the Funds to any other Partner of the Partnership pursuant to the terms and conditions of an Admission Letter:

(i) purchase, hold, sell, sell short, cover and otherwise deal in securities and financial instruments of any sort and rights therein, including restricted and privately issued securities, on margin or otherwise;

(ii) write, purchase, hold, sell and otherwise deal in put and call options of any sort and in any combination thereof;

(iii) purchase, hold, sell and otherwise deal in commodities, commodity contracts, commodity futures, financial futures (including index futures) and options in respect thereof (but the applicable Partner will not do so until, to the extent required, it has registered as a commodity pool operator with the U.S. Commodity Futures Trading Commission or has been advised by counsel that registration is not required);

(iv) purchase, hold, sell and otherwise deal in currencies, options thereon and rights therein, including forward foreign currency exchange contracts;

(v) purchase, hold, sell and otherwise deal in swap contracts, partnership interests, interests in other investment companies or any other financial instruments that exist now or are hereafter created;

(vi) conduct margin accounts with brokers; to open, maintain and close bank accounts and draw checks or other orders for the payment of moneys; to pledge securities for loans and effect borrowings from brokers, banks and other financial institutions; and

(vii) enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in conducting the business of the Funds, including, but not limited to, contracts, agreements or other undertakings with persons, firms or corporations affiliated with the Partner, as may be necessary or proper in connection with the performance of the Partner’s duties hereunder; and day to day management, administration and operation of the business of the Partnership, including the exercise of all powers of the Partnership in connection with duties in Section 3.2(d).

SECTION 3.3. Officers.

Subject to the direction of the General Partner (and as expressly set forth herein), the day-to-day administration of the business of the Partnership shall be carried out by employees, agents and Partners who may be designated as officers, with titles including “president,” “vice president,” “treasurer,” “secretary,” “director,” “chief administrative officer”, “chief compliance officer”, “chief financial officer,” and “chief investment officer,” as and to the extent authorized by the General Partner, which discretion may be delegated to any other Partner of the Partnership pursuant to the terms and conditions of an Admission Letter. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner (or its designee) and otherwise as shall customarily pertain to such offices or be determined from time to time by the General Partner (or its designee). Any number of offices may be held by the same person.

SECTION 3.4. Exculpation and Indemnification.

(a) No Partner (or any member, shareholder, officer, director, manager or agent of a Partner), tax matters partner, officer or director of the Partnership or its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Partnership or any Partner for (i) any act or omission (in relation to the Partnership, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in, or is not contrary to, the best interests of the Partnership and is within the scope of authority granted to such Covered Person, unless such act or omission resulted from fraud, bad faith, willful misconduct, gross negligence, or a willful breach of this Agreement or any related document by such Covered Person (as determined in a final non-appealable judgment of a court of competent jurisdiction) and except that nothing herein shall constitute a waiver or limitation of any rights which a Partner or the Partnership may have under applicable securities laws or of any rights under other laws which may not be waived or (ii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Partnership or any of its Affiliates selected and monitored thereby with reasonable care.

(b) To the fullest extent permitted by law, the Partnership shall indemnify and save harmless (but only to the extent of its assets) each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Partnership or which relates to or arises out of or in connection with the Partnership, its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 3.4 with respect to any claim, issue or matter in which such Covered Person has engaged in fraud, bad faith, willful misconduct, gross negligence, or a willful breach of this Agreement or any related document by such Covered Person (as determined in a final non-appealable judgment of a court of competent jurisdiction) and nothing herein shall constitute a waiver or limitation of any rights which a Partner or the Partnership may have under applicable securities laws or of rights under other laws which may not be waived. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, with the approval (not to be unreasonable withheld, delayed or conditions) of the General Partner and Glenrock, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be determined (in a final non-appealable judgment of a court of competent jurisdiction) that the Covered Person is not entitled to be indemnified as authorized in this Section.

(c) To the extent that, at law, in equity or otherwise, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any Partner, such Covered Person acting under this Agreement (including any Admission

Letter) shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement or any Admission Letter. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity or otherwise, are agreed by the Partners to modify to that extent such other duties and liabilities of such Covered Person.

(d) Except as otherwise provided by the Act or as a Partner may otherwise expressly agree in writing, the debts, liabilities and obligations of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Partnership solely by reason of being a Covered Person.

(e) The indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing subsections of this Section shall not be deemed exclusive of and shall be in addition to any other rights to indemnification or advancement of expenses that such Person may be entitled to under any agreement (including an Admission Letter), vote of Partners or otherwise.

(f) The Partnership shall, at its expense, purchase and maintain directors and officers (or similar) insurance on behalf of the Covered Persons on commercially reasonable terms and amounts.

ARTICLE IV

Capital Contributions; Interests;

Loans; Allocations; Distributions; Expenses

SECTION 4.1. Capital Contributions.

Each Partner has made the Capital Contribution to the Partnership in the amounts set forth in the books and records of the Partnership, which Capital Contribution may be zero.

SECTION 4.2. Additional Capital Contributions.

No Partner shall be obligated to make any additional Capital Contributions to the Partnership, except with the prior written consent of any such Partner.

SECTION 4.3. Interests.

The Sharing Percentages for each Partner with respect to each category of Net Income (Loss) are set forth in the books and records of the Partnership, but are subject to modification as set forth herein.

SECTION 4.4. Additional Classes of Interests.

The General Partner, with the consent of a Majority in Interest of the Limited Partners, may establish other Classes of Interests of the General Partner or Limited Partners, other equity interests in the Partnership or other Partnership securities from time to time in accordance with such procedures and subject to such conditions and restrictions and with such rights, obligations, powers, designations, preferences and other terms, which may be senior to any then existing or future Classes of Interests, other equity interests in the Partners. Subject to the consent requirement in this Section 4.4, the General Partner is authorized (i) to issue any Interests, other equity interests in the Partnership or other Partnership securities of any such newly established Class or any existing Class and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Interests, other equity interests in the Partnership or other Partnership securities associated with such Class, and the admission of any Person as a Partner which has received Interests or other equity interests of any such Class, in accordance with Sections 8.1, 8.2 and 9.8.

SECTION 4.5. Fund Contributions.

(a) Each Partner has made a Capital Contribution (through its investment in the Partnership) to the Funds, as applicable, in the amounts set forth in the books and records of the Partnership for each such Partner (the “Fund Contribution”), which Capital Contribution may be zero. Each Partner’s Fund Contribution shall also include the Fund Net Income allocated to its Capital Account that is attributable to such Partner’s share of incentive allocation allocable to the Partnership from the Funds that is retained in the Funds as if it were an investment in such Fund.

(b) Each Partner’s (other than Aveon Holdings I, L.P.) Fund Contributions shall not be charged any management fee or incentive allocation or fee, regardless as to which Fund the Fund Contribution is made.

SECTION 4.6. Capital Accounts.

(a) There shall be established for each Partner on the books of the Partnership a capital account which shall be maintained in accordance with the provisions of Treasury Regulation §§ 1.704-1(b), 1.704-2 and 1.704-3 (the “Capital Account”). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with these Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Capital Account balance of each Partner shall be an amount equal to the difference between (i) the sum of such Partner’s Capital Contributions to the Partnership and any Net Income of the Partnership allocated to such Partner and (ii) the sum of any Net Loss of the Partnership allocated to such Partner and distributions made to such Partner.

(b) The General Partner may, in its sole and absolute discretion, create one or more separate subaccounts with respect to each Partner’s Capital Account. There shall be established on the books of the Partnership one or more “Fund Capital Accounts” which shall be a sub-account of a Partner’s Capital Account. The Fund Capital Account

balance of each Partner shall be an amount equal to the Fund Contributions made by such Partner, through its investment in the Partnership, to such Fund and any Capital Net Income allocated to such Partner pursuant to Section 4.7(d), less any Capital Net Loss allocated to such Partner pursuant to Section 4.7(d) and any distributions made to such Partner from such Partner’s Fund Capital Account pursuant to Section 4.8(b).

SECTION 4.7. Allocations.

(a) The Partnership’s Net Income and Net Loss, if any, for each Fiscal Year shall be determined in accordance with Section 704(b) of the Code and the regulations thereunder, under the method of accounting selected by the General Partner. If Partners are admitted to the Partnership or withdraw from the Partnership on different dates during any Fiscal Year, the Net Income or Net Loss allocated among the Partners for each such Fiscal Year shall be allocated in accordance with Section 706 of the Code, using any convention permitted by law and selected by the General Partner.

(b) The Partnership’s Other Net Income, if any, for each Fiscal Year shall be allocated among the Partners as follows:

(i) First, to the Partners up to, and in proportion to, an amount equal to the excess, if any, of (1) the aggregate amount of Other Net Losses allocated to such Partners pursuant to Section 4.7(c)(ii) of this Agreement, over (2) the aggregate amount allocated to such Partners pursuant to this clause (i) in prior Fiscal Years;

(ii) Second, to the Partners up to, and in proportion to, an amount equal to the excess, if any, of (1) the aggregate amount of Other Net Losses allocated to such Partners pursuant to Section 4.7(c)(i) of this Agreement, over (2) the aggregate amount allocated to such Partners pursuant to this clause (ii) in prior Fiscal Years; and

(iii) Third, to the Partners in proportion to their respective Sharing Percentages for Other Net Income for such Fiscal Year (with appropriate adjustments, as determined by the General Partner, to take account of admissions and withdrawals of Partners during Fiscal Year).

(c) The Partnership’s Other Net Losses, if any, for each Fiscal Year shall be allocated among the Partners as follows:

(i) First, to the Partners up to, and in proportion to, the amount of their positive Capital Account balances (calculated without reference to any Fund Capital Accounts); and

(ii) Second, in accordance with their respective Sharing Percentages for Other Net Losses for such Fiscal Year (with appropriate adjustments, as determined by the General Partner, to take into account admissions and withdrawals of Partners during such Fiscal Year).

(d) Notwithstanding the foregoing, (i) any Capital Net Income or Capital Net Loss allocated by any Fund to the Partnership for each Fiscal Year shall be allocated among the Partners in proportion to the Fund Capital Account balances of such Partners with respect to such Fund as of the first day of such Fiscal Year (with appropriate adjustments, as determined by the General Partner, if contributions or withdrawals are made during such Fiscal Year), and (ii) any Fund Fee Net Income or Fund Allocation Net Income allocated or paid to the Partnership shall be allocated to the Partners in accordance with their respective Sharing Percentages for Fund Fee Net Income and Fund Allocation Net Income for such Fiscal Year.

(e) Notwithstanding anything herein to the contrary, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in paragraphs (b)(2)(ii)(d)(4), (5) or (6) of Treasury Regulations Section 1.704-1, there shall be specially allocated to such Partner such items of Partnership income and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of any deficit in its Capital Account caused or increased by such adjustments, allocations or distributions.

(f) Notwithstanding any other provision of this Article IV, if there is a net decrease in Partnership minimum gain or Partner nonrecourse debt minimum gain (determined in accordance with the principles of Treasury Regulation Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f). This paragraph (f) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

(g) To the extent permitted by the Code and the Treasury Regulations thereunder, any special allocations of items of income or gain pursuant to Section 4.7(e) or 4.7(f) shall be taken into account in computing subsequent allocations of Net Income (Loss) pursuant to this Section 4.7 so that the net amount allocated to the Partners pursuant to this Section 4.7 shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Partner pursuant to the provisions of this Section 4.7 if the allocations pursuant to Sections 4.7(e) and 4.7(f) had not occurred.

(h) To the extent the Partnership is required by law to withhold or to make tax payments (including back-up withholding) on behalf of or with respect to any Partner (“Withholding Tax Advances”), the General Partner may cause the Partnership to withhold such amounts and make such tax payments as are required. All Withholding Tax Advances made on behalf of a Partner, plus interest thereon at a rate equal to the prime rate in the Wall Street Journal, Eastern Edition on the date of such Withholding Tax Advance plus 2.0% per annum, shall, at the option of the General Partner, (i) be promptly paid to the Partnership by the Partner on whose behalf such Withholding Tax Advances were made (such payment not to constitute a Capital Contribution to the Partnership), or (ii) be repaid by reducing the amount of any current distribution that would otherwise have been made to such Partner, but if there is no such current distribution or such distribution is not sufficient for that purpose, any such shortfall shall be paid as provided in clause (i) above. Whenever repayment of a Withholding Tax Advance is made by a Partner as described in clause (ii) above, for all other purposes of this Agreement such Partner shall be treated as having received the full amount of all distributions that would otherwise have been made to such Partner, unreduced by the amount of such Withholding Tax Advance and any interest thereon.

(i) If any Interest in the Partnership is Transferred or otherwise adjusted during any Fiscal Period in compliance with the provisions of this Agreement, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and approved by the affected Partners. All distributions on or before the date of such Transfer shall be made to the transferor Partner, and all distributions thereafter shall be made to the transferee Partner.

(j) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of that adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and such gain or loss shall be specially allocated to the Partners in the manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Treasury Regulation.

(k) The General Partner shall have the power to amend the manner in which Capital Accounts are calculated or any allocations thereto are made if it reasonably determines that such amendment is necessary to comply with Treasury Regulation Section 1.704-1(b).

(l) For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in any manner, as reasonably determined by the General Partner that reflects equitably amounts credited or debited to each Partner’s Capital Account for the current and prior Fiscal Periods. In this regard, the General Partner may cause the Partnership to specially allocate additional items of ordinary income or loss or capital gain (including short-term capital gain) or loss to a Partner withdrawing all or part of its Capital Account insofar as is possible to reduce the difference, if any, between the aggregate amounts allocated to such Partner’s Capital Account and the aggregate amount of tax items allocated to such Partner. For purposes of the foregoing, the General Partner may determine that an equitable method of allocation includes an allocation (i) pro rata based upon the relative differences between amounts allocated to the Capital Accounts and the aggregate amounts of tax items allocated to the relevant Partners, or (ii) solely to the relevant Partners with the greatest such differences (taking into account such allocations). These allocations shall be made pursuant to the general principles of Sections 704(b) and 704(c) of the Code and in accordance with any temporary or final regulations adopted thereunder.

SECTION 4.8. Distributions.

(a) Subject to Section 4.8(b) and subject to any restrictions on the Partnership pursuant to written contractual obligations to third parties, including any amounts payable by the Partnership to third-party marketers, and the establishment of the Operating Reserve, the Partnership shall make distributions of available cash or other property to the Partners at such times, but in any event, at least on an annual basis and no later than ninety (90) days from the end of the Fiscal Year, and in such amounts as are reasonably determined by the General Partner (with the consent of Glenrock). Distributions of cash or other property shall be allocated among the Partners in accordance with their respective Sharing Percentages for Other Net Income, Capital Net Income, Fund Allocation Net Income and Fund Fee Net Income, as the General Partner reasonably determines upon consultation with Glenrock, based on the source of such available cash or other property; provided, that the General Partner may allocate all or a portion of such amount among the Partners based on their respective positive Capital Account balances (calculated without reference to any Fund Capital Accounts), if it determines that such allocation would be equitable taking into account all relevant facts and circumstances. Notwithstanding the previous two sentences, upon a Partner’s request, the Partnership will use commercially reasonable efforts, based upon the potential cash flow requirements of the Partnership, to make a cash distribution, at least annually, from the Partnership in such amounts sufficient to pay such Partner’s (or, in the case of a pass-through entity, the direct or indirect equity owners of such Partners) aggregate federal, state and local income tax liabilities (including estimated taxes) with respect to such Partner’s allocable share of the Partnership’s annual taxable income. Such distributions shall be treated as advances against any distributions payable under this Agreement, and subsequent distributions under this Agreement shall be reduced by the amount of such advances, until such advances are repaid in full (without interest).

(b) To the extent that the Partnership receives a distribution from a Fund which represents a return of all or any portion of a Fund Contribution, such amounts shall be applied against the Fund Capital Accounts with respect to such Fund and such amounts shall be distributed by the Partnership to the Partners in accordance with the Partners’ respective Fund Capital Account balances (before taking into account such distribution from such Fund) attributable to such Fund.

(c) Each Partner shall furnish the Partnership with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents. Each Partner represents and warrants that any such information and forms furnished by him shall be true and accurate in all material respects. Each Partner agrees to pay, and to indemnify the Partnership and the other Partners from, any and all damages, costs and expenses (including any liability for any taxes of any type whatsoever, penalties, additions to tax or interest) in respect of income of (including such Partner’s share of Partnership income) or distributions, transfers or payments to such Partner. To the extent the indemnifying Partner is otherwise entitled to distributions from the Partnership, such damages, costs and expenses may be paid by the Partnership out of amounts that would otherwise be distributed to such Partner. For purposes of this Agreement any such payment shall be deemed to be a distribution to such Partner (and in the case of any such tax that is imposed upon the Partnership, the Partner shall be deemed to have recontributed such amount to the Partnership). In all other events, such Partner shall make such payment directly from its own funds.

(d) No Partner shall have the right to receive other property indirectly held through the Partnership. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not be required to make a distribution hereunder if such distribution would violate the Act or any other applicable law.

SECTION 4.9. Expenses.

Except as otherwise provided in Section 4.7(h), the Company shall be directly responsible for paying all costs and expenses incurred in connection with the general operation of the Partnership, including any reimbursement of expenses pursuant to an Admission Letter or Advisory Agreement (as defined in the Admission Letter).

SECTION 4.10. Profits Interest.

(a) It is the intention of the parties to this Agreement that distributions and allocations to any holder of an interest designated by the General Partner, upon the unanimous consent of the Partners, as a “profits interest” shall be limited to the extent necessary so that each such interest constitutes a Profits Interest. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the General Partner shall, if necessary, limit distributions and allocations to any holder of such an interest so that such distributions and allocations do not exceed the available profits in respect of such holder’s related Profits Interest. If any Partner’s distributions and allocations are reduced pursuant to the preceding sentence, an amount equal to such excess distributions and allocations shall be treated as instead apportioned to the other Partners pro rata in accordance with their Sharing Percentages, and the General Partner shall make adjustments to future distributions and allocations to the Partners as promptly as practicable so that the Partners are distributed and allocated on a cumulative basis the amount to which they would have been entitled if this Section 4.10 had not been in effect; provided, that any future distributions and allocations pursuant to this sentence shall continue to be further subject to the provisions of this Section 4.10.

(b) In furtherance of the above, Profits Interests issued as part of any incentive compensation programs or otherwise offered for services rendered or to be rendered to the Company shall be “future profits interests” within the meaning of IRS Rev. Proc. 93-27 and such recipient shall not receive any credit to such recipient’s Capital Account on the date the Profits Interests are issued unless the recipient pays money or property for such Profits Interests. If IRS Rev. Proc. 93-27 is replaced by the Safe Harbor Regulations, the Partnership and the Partners agree that the Partnership shall be authorized and directed to make the Safe Harbor Election and the Partnership and each Partner (including any person to whom a Profits Interest is transferred in connection with the performance of services) agrees to comply with all requirements of the Safe Harbor with respect to all Profits Interests in the Partnership transferred in connection with the performance of services while the Safe Harbor Election remains effective. The General Partner is authorized to (and shall) prepare, execute and file the Safe Harbor Election.

(c) If IRS Rev. Proc. 93-27 is replaced or withdrawn but not with the Safe Harbor Regulations in materially the current form, the Partnership and the Partners shall, to the extent possible, endeavor to treat the Profits Interests issued in connection with the performance of services in a manner consistent with the tax treatment noted above, including, determining the fair market value of the Profits Interests issued in connection with the performance of services as being equal to the liquidation value of such Profits Interests on the date the Profits Interests (i) are transferrable or not subject to (or deemed not subject to) a substantial risk of forfeiture within the meaning of Code Section 83 (including by reason of filing an election under Code Section 83(b)), whichever occurs earlier; or (ii) the date of issuance if it is determined that Section 83 does not apply to the issuance of Profits Interests, as the case may be. The Partnership and the Partners (including any Person to whom the Profits Interests are transferred in connection with the performance of services) shall execute and file any tax election or statement necessary to effectuate the treatment of the Profits Interests as provided in this paragraph and shall not take any position on their tax returns that is inconsistent with such treatment.

(d) Any Person receiving Profits Interests in connection with the performance of services shall take all steps necessary (including filing a Code Section 83(b) election if necessary) to cause such Profits Interest to be taxed at the time of issuance as if vested for federal income tax purposes and such Person to be treated as a partner in the Partnership for purposes of receiving allocations of profits and losses and distributions for federal income tax purposes.

(e) For purposes of this Limited Partnership Agreement, (i) “Safe Harbor Regulations” means Proposed Treasury Regulations Section 1.83-3(1), issued on May 19, 2005, (ii) “Safe Harbor” means the election described in the Safe Harbor Regulation, pursuant to which a partnership and all of its partners may elect to treat the fair market value of a Profits Interest in the partnership that is transferred in connection with the performance of services as being equal to the liquidation value of that Profits Interest; and (iii) “Safe Harbor Election” means the election by a partnership and its partners to apply the Safe Harbor, as described in the Safe Harbor Regulation and Internal Revenue Service Notice 2005-43.

ARTICLE V

Books and Reports; Tax Matters

SECTION 5.1. General Accounting Matters.

(a) Net Income (Loss), or the applicable category thereof, shall be determined by or under the direction of the General Partner (with the consent of Glenrock) at the end of each Fiscal Period and shall be allocated as described in Section 4.7. The General Partner shall also keep or cause to be kept books and records pertaining to the Partnership’s business showing all of its assets and liabilities, receipts and disbursements,

Net Income (Loss), Partners’ Capital Accounts, and all transactions entered into by the Partnership. A copy of such books and records of the Partnership shall be kept by the Partnership at its principal office. The Partnership’s books of account shall be maintained in United States dollars and kept on the accrual method of accounting and otherwise in accordance with United States generally accepted accounting principles consistently applied. Glenrock shall have regular access to the books and records of the Company upon request.

(b) As promptly as possible after the close of each Fiscal Year of the Partnership, the Tax Matters Partner shall cause an examination of the financial statements of the Partnership as of the end of each such Fiscal Year to be made in accordance with United States generally accepted auditing standards as in effect on the date thereof, and such financial statements shall be certified, by the firm of certified public accountants which serves in such capacity for the Funds. As soon as is practicable after the close of each Fiscal Year, but, in any event, no later than 90 days following the end of each such Fiscal Year, a copy of the certified financial statements of the Partnership, including the report of such certified public accountants, shall be furnished to each Partner and shall include, as of the end of such Fiscal Year:

(i) a balance sheet of the Partnership as of the end of such period; and

(ii) a statement of income or loss and a statement of Partners’ capital.

(c) Each Person that was a Partner at any time during a Fiscal Year shall be supplied with such information as may be reasonably required to enable such Partner to prepare its federal, state, local and non-U.S. income tax returns based upon such Person’s status as a Partner, such other information as such Person may reasonably request for the purpose of applying for a credit for withholding taxes and a statement as to such Partner’s Capital Account as at the close of such Fiscal Year.

SECTION 5.2. Fiscal Year.

The fiscal year of the Partnership (the “Fiscal Year”) shall be the same as its taxable year, as determined pursuant to Section 706 of the Code.

SECTION 5.3. Certain Tax Matters.

The Tax Matters Partner shall prepare or cause to be prepared all federal, state and local, as well as non-U.S., if any, tax returns of the Partnership for each year for which such returns are required to be filed and, subject to the approval of the General Partner as to the content of such tax returns as it relates to the General Partner, which approval shall not be unreasonably withheld, delayed or conditioned, shall file or cause such returns to be timely filed. The Tax Matters Partner shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Partnership and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Tax Matters Partner may cause the Partnership to make or refrain from making any and all elections permitted by such tax laws. Glenrock shall act as the “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code. Each Partner agrees that it will take no position on its individual tax returns inconsistent with the positions taken on the Partnership’s tax returns. The Tax Matters Partner will take no action which is reasonably expected to have a disproportionate material adverse effect on one or more of the Partners unless such action is approved by such adversely affected Partners in writing (and such approval shall not be unreasonably withheld); provided that the Tax Matters Partner may take any action which is required in accordance with written advice from qualified counsel (which advice and counsel shall be reasonably satisfactory to all of the Partners). The Tax Matters Partner will be responsible for notifying all Partners of ongoing proceedings, both administrative and judicial, and will represent the Partnership throughout any such proceeding. The Partners will furnish the Tax Matters Partner with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Partners. The Tax Matters Partner will not bind any other Partner to any extension of the statute of limitations or to a settlement agreement without such Partner’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.4. Section 754 Election.

The Partnership shall make an election described in Section 754 of the Code for the taxable year in which the transactions contemplated by the Purchase Agreement occur and if such election has been made by the Partnership for any prior year, such election shall not be revoked.

SECTION 5.5. Inspection Rights.

Except as expressly provided herein, solely to the limited extent required by the Act, each Partner shall have the right during normal business hours at the principal place of business of the Partnership, and following at least five days’ prior written notice to the General Partner, which notice shall set forth the purpose of such Partner’s request (which purpose must be reasonably related to such Partner’s Interest), to obtain from the Partnership only such limited information and documentation as is required to be disclosed or provided pursuant to the Act. Each Partner shall bear all expenses incurred in any examination made on behalf of such Partner.

ARTICLE VI

Dissolution

SECTION 6.1. Dissolution.

The Partnership shall be dissolved and its affairs wound up (i) upon a determination by the General Partner and the Limited Partners holding a Majority in Interest to dissolve the Partnership at any time, (ii) at the option of the General Partner, if the Funds have a combined Applicable AUM of less than Ten Million Dollars ($10 million), (iii) if at any time there are no Partners of the Partnership and the business of the Partnership is not continued in accordance with the Act, or (iv) upon the entry of a decree of judicial dissolution under the Act. The death, retirement, dissolution, resignation, expulsion or bankruptcy of any Partner shall not cause the dissolution of the Partnership, and following any such event the remaining Partners shall have the right to continue the business of the Partnership.

SECTION 6.2. Winding-up.

When the Partnership is dissolved, the business and property of the Partnership shall be wound up and liquidated by the General Partner (or its designee), it being acknowledged and agreed that if, at the time the Partnership shall be dissolved, Glenrock shall be a Limited Partner, then the General Partner shall designate Glenrock to wind up and liquidate the Partnership. The General Partner (or its designee) shall use its reasonable best efforts to reduce to cash and cash equivalent items such assets of the Partnership as the General Partner (or its designee) shall deem it advisable to sell and to obtain fair value for such assets (taking into account applicable tax and other legal considerations) giving the Partners the right of first refusal for the purchase of such assets.

SECTION 6.3. Final Distribution.

Within 120 calendar days after the effective date of dissolution of the Partnership, the assets of the Partnership shall be distributed in the following manner and order:

(i) to the payment of the expenses of the winding-up, liquidation and dissolution of the Partnership;

(ii) to pay all creditors of the Partnership, other than Partners, either by the payment thereof or the making of reasonable provision therefor;

(iii) to establish reserves, in amounts established by the General Partner (with the consent of Glenrock), to meet other liabilities of the Partnership (other than to the Partners in respect of distributions owing to them hereunder);

(iv) to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Partnership that are Partners, either by the payment thereof or the making of reasonable provision therefor; and

(v) to the Partners in accordance with the positive balances in their Capital Accounts, after taking into account any allocations under Section 4.7 for all periods ending on or before the time of such dissolution.

For purposes of the application of this Section 6.3 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the

Partnership shall be treated as realized and recognized immediately before the date of such distribution.

SECTION 6.4. No Obligation to Restore Capital Accounts.

Except as may otherwise be provided herein or as required by law, no Partner whose Capital Account balance is a negative or deficit amount (either during the existence of the Partnership or upon liquidation) shall have any obligation to return any amounts previously distributed to such Partner or to contribute cash or other assets to the Partnership to restore or make up the deficit in such Partner’s impaired Capital Account; provided, however, that the General Partner shall correct any improper allocation given to any Partner from subsequent distributions made hereunder.

ARTICLE VII

Transfer of Partners’ Interests

SECTION 7.1. Transfer of Partners’ Interests.

(a) To the fullest extent permitted by law, except as otherwise expressly provided herein or in the Buy-Sell Agreement, no Partner may, directly or indirectly, Transfer such Partner’s Interest in the Partnership without the prior written consent of the General Partner and the Limited Partners holding a Majority in Interest, which may be given or withheld in their sole and absolute discretion for any reason or no reason.

(b) Notwithstanding the foregoing, any Partner may Transfer all or a portion of such Partner’s Interest to the following (each a “Permitted Transferee”):

(i) an Affiliate of such Partner;

(ii) any member of such Partner’s Immediate Family; or

(iii) any other Limited Partner.

provided, that in no event shall the General Partner (or any controlled Affiliate of the General Partner) transfer less than all of its Interest.

(c)    (i) Notwithstanding anything to the contrary contained herein, at any time after the second (2nd) anniversary of the date of this Agreement, the General Partner may transfer all (but not less than all) of its Interest in the Partnership, provided, that to the extent the General Partner proposes to Transfer all (but not less than all) of its Interest in the Partnership to any unrelated Person (other than a Permitted Transferee) pursuant to a bona-fide third-party offer received by the General Partner (such proposed Transfer, a “Proposed ROFR Sale”), the other Partners of the Partnership shall have a right of first refusal (“Right of First Refusal”) with respect to such Interest proposed to be Transferred.

(ii) In connection with the foregoing, the General Partner shall furnish to all other Partners of the Partnership a written notice of such

Proposed ROFR Sale (such notice, the “ROFR Notice”). The ROFR Notice will include (1) the amount of Interest proposed to be Transferred, (2) the name and address of the proposed Transferee (the “Proposed ROFR Transferee”), (3) the proposed amount and form of consideration with respect to the Interest proposed to be Transferred, and (4) the other material terms and conditions of the proposed Transfer.

(iii) Each Partner shall have a period of thirty (30) Business Days following receipt of the ROFR Notice (the “ROFR Period”) to exercise its Right of First Refusal and agree to purchase all or a portion of the Interest proposed to be Transferred for the price and on the terms and conditions specified in the ROFR Notice by delivering a written notice to the General Partner (a “ROFR Purchase Notice”). Each Partner that does not deliver a ROFR Purchase Notice to the General Partner in compliance with the foregoing requirements, including the ROFR Period, will be deemed to have waived its Right of First Refusal with respect to the Interest proposed to be Transferred.

(iv) If the Partners as a group propose to acquire more of the Interest than is available for purchase, then each such participating Partner shall have the right to propose to acquire its pro rata portion of such Interest (based on relative Sharing Percentages with respect to Fund Net Income) until all such interests are accounted for; provided, that the General Partner shall not be obligated to sell any portion of the Interest proposed to be Transferred to any other Partner unless the Partners as a group have proposed to purchase the entire Interest proposed to be Transferred.

(v) If, and only to the extent, the Interest proposed to be Transferred is not acquired by the other Partners within twenty (20) Business Days from the end of the ROFR Period at the price and on the terms and conditions specified in the ROFR Notice, the General Partner may Transfer the Interest to the Proposed ROFR Transferee within 30 days after the end of the ROFR Period at the price and on the terms and conditions specified in the ROFR Notice (and on other terms and conditions, if any, which are substantially identical to those set forth in the ROFR Notice).

(vi) If the General Partner wishes to Transfer the Interest to a Person at a purchase price less than that which is specified in the ROFR Notice or on terms and conditions that are not substantially identical to those specified in such ROFR Notice, then the General Partner must first follow the procedures set forth above using such lower price and/or different terms.

(vii) For the avoidance of doubt, any Transfer of all (but not less than all) of an Interest by the General Partner to one or more of its Affiliates shall not be deemed to be a Proposed ROFR Sale and this Section 7.1(b) shall not apply to any such Transfer.

(d)    (i) Additionally, notwithstanding anything to the contrary contained herein, at any time after the second (2nd) anniversary of the date of this Agreement, any Limited Partner may transfer any portion or all of its Interest in the Partnership, provided, that to the extent the any Limited Partner proposes to Transfer any portion or all of its Interest in the Partnership (a “Selling Limited Partner”) to any unrelated Person (other than a Permitted Transferee) pursuant to a bona-fide third-party offer received by such Partner (such proposed Transfer, a “Proposed LP-ROFR Sale”), the other Partners of the Partnership shall have a right of first refusal (“Right of First Refusal”) with respect to such Limited Partner Interest proposed to be Transferred.

(ii) In connection with the foregoing, the Selling Limited Partner shall furnish to all other Partners of the Partnership a written notice of such Proposed LP-ROFR Sale (such notice, the “LP-ROFR Notice”). The LP-ROFR Notice will include (1) the amount of Limited Partner Interest proposed to be Transferred, (2) the name and address of the proposed Transferee (the “Proposed LP-ROFR Transferee”), (3) the proposed amount and form of consideration with respect to the Limited Partner Interest proposed to be Transferred, and (4) the other material terms and conditions of the proposed Transfer.

(iii) Each Partner shall have a period of thirty (30) Business Days following receipt of the LP-ROFR Notice (the “LP-ROFR Period”) to exercise its Right of First Refusal and agree to purchase all or a portion of the Limited Partner Interest proposed to be Transferred for the price and on the terms and conditions specified in the LP-ROFR Notice by delivering a written notice to the Selling Limited Partner, along with a copy of such written notice to the General Partner (a “LP-ROFR Purchase Notice”), provided that the Partners other than Aveon or any of its permitted successors or assigns shall have the first right, collectively, to acquire all of the Interest proposed to be transferred pursuant to such LP-ROFR Purchaser Notice and Aveon or any of its permitted successors or assigns shall only have a right to purchase the portion of such Interest that the other Partners elect not to purchase pursuant to the provisions of this subsection (d)(i). Each Partner that does not deliver a LP-ROFR Purchase Notice to the Selling Limited Partner and the General Partner in compliance with the foregoing requirements, including the LP-ROFR Period, will be deemed to have waived its Right of First Refusal with respect to the Limited Partner Interest proposed to be Transferred.

(iv) If the Partners as a group propose to acquire more of the Limited Partner Interest than is available for purchase, then each such participating Partner (subject to the provisions of subparagraph (iii) above) shall have the right to propose to acquire its pro rata portion of such Limited Partner Interest (based on relative Sharing Percentages with respect to Fund Net Income) until all such interests are accounted for; provided, that the Selling Limited Partner shall not be obligated to sell any portion of the Limited Partner Interest proposed to be Transferred to any other Partner unless the Partners as a group have proposed to purchase the entire Limited Partner Interest proposed to be Transferred.

(v) If, and only to the extent, the Limited Partner Interest proposed to be Transferred is not acquired by the other Partners within twenty (20) Business Days from the end of the LP-ROFR Period at the price and on the terms and conditions specified in the LP-ROFR Notice, the Selling Limited Partner may Transfer the Limited Partner Interest to the LP-Proposed ROFR Transferee within thirty (30) days after the end of the LP-ROFR Period at the price and on the terms and conditions specified in the LP-ROFR Notice (and on other terms and conditions, if any, which are substantially identical to those set forth in the LP-ROFR Notice).

(vi) If the Selling Limited Partner wishes to Transfer the Limited Partner Interest to a Person at a purchase price less than that which is specified in the LP-ROFR Notice or on terms and conditions that are not substantially identical to those specified in such LP-ROFR Notice, then the Selling Limited Partner must first follow the procedures set forth above using such lower price and/or different terms.

(vii) For the avoidance of doubt, any Transfer of any Interest by a Limited Partner to one or more of its Permitted Transferees shall not be deemed to be a LP-Proposed ROFR Sale and this Section 7.1(b) shall not apply to any such Transfer.

(e) Unless an Assignee is admitted as a substitute Partner in accordance with Section 7.2(b) or (c), a Transfer by a Partner of all or any part of such Partner’s Interest in the Partnership shall not release such Partner from any of such Partner’s obligations or liabilities (including such Partner’s obligations to make capital contributions hereunder, if any, and such Partner’s share of any liability therefor), or limit the Partnership’s rights with respect to such Partner, of any nature whatsoever arising under this Agreement, and such Assignee shall be entitled only to allocations and distributions with respect to its Interest and shall have no right to vote such Interest, to participate in the management of the Partnership or to any accounting or information concerning the affairs of the Partnership and shall not have any of the other rights of a Partner under this Agreement.

(f) Nothing contained herein shall be construed to limit the rights or obligations of the parties under the Buy-Sell Agreement.

SECTION 7.2. Other Transfer Provisions.

(a) To the fullest extent permitted by law, any purported Transfer by a Partner of all or any part of its Interest in the Partnership in violation of this Article VII shall be null and void and of no force or effect.

(b) Upon a Partner’s Transfer of all or any part of such Partner’s Interest in the Partnership to any Person (other than a transfer to a Permitted Transferee under Section 7.1) (the “Assignee”) pursuant to this Article VII, such Assignee shall be admitted as a substitute Partner in lieu of such transferor Partner only with the prior written consent of the General Partner and the Limited Partners holding a Majority in Interest, which consent may be given or withheld in their sole and absolute discretion. No Transfer shall be permitted or be recognized if such Transfer would cause the Partnership (i) to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder or (ii) to be treated as an “investment company” within the meaning of the U.S. Investment Partnership Act of 1940, as amended.

ARTICLE VIII

Additional Partners; Removal and Withdrawal of Partners

SECTION 8.1. Admission of Additional Partners; Allocation of Sharing Percentages.

(a) The Partners, by consent of the General Partner and a Majority in Interest of the Limited Partners, may admit additional Partners to the Partnership from time to time. Upon the admission of any additional Partner, such Partner shall be allocated such Sharing Percentage and shall make such Capital Contributions, if any, as are set forth in such new Partner’s Admission Letter, and the Sharing Percentages of existing Partners shall be adjusted. In addition, the Sharing Percentage of GRECAP, LLC may be adjusted from time to time by the General Partner as directed by Glenrock, as provided in the Admission Letter under which GRECAP, LLC was admitted as a Limited Partner, dated as of July 1, 2010. For the avoidance of doubt, neither the admittance of additional Partners nor any adjustment to the Sharing Percentage of GRECAP, LLC shall reduce the Sharing Percentage of the General Partner or any other Partner, without the consent of the affected Partners.

(b) Concurrently with the admission of any substitute or additional Partner, the Partners shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of such transferee as a substitute Partner in place of the transferor Partner, or the admission of an additional Partner. The admission of any Person as a substitute or additional Partner shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement.

(c) The General Partner (with the consent of a Majority in Interest of the Limited Partners) may, or may cause the Partnership to, enter into separate letter agreements, including profit sharing agreements (each, an “Admission Letter”) with certain Partners with respect to Capital Contributions, Sharing Percentages or any other matter, in each case, in a manner consistent with the terms and conditions of this Agreement.

SECTION 8.2. Removal and Withdrawal of Partners.

(a) The duties of a Partner other than the General Partner may be terminated immediately by the General Partner for Cause. Additionally, any Partner may voluntarily withdraw from the Partnership, in whole or in part, at any time upon at least thirty (30) days’ written notice to the Partnership subject to the terms hereof, provided that Glenrock must provide at least ninety (90) days prior written notice to withdraw.

(b) Subject to this Section 8.2 and Section 8.3, if a Partner voluntarily withdraws from the Partnership, in whole or in part, pursuant to Section 8.2, then within ninety (90) days following the effective date of such withdrawal, the Partnership shall distribute to such Partner an amount in cash equal to ninety percent (90%) of such Partner’s positive Capital Account balance (or a portion thereof, as applicable) as of the effective date of such Partner’s withdrawal and any remaining portion shall be paid, without interest, within sixty (60) days after the completion of the annual audit of the Partnership.

(c) From and after the effective date of the withdrawal of a Partner from the Partnership, except as expressly provided herein, such Partner shall only be a creditor of the Partnership and shall have no rights as a Partner with respect to the withdrawn Interest and shall not have any interest in the Partnership’s items of income, gain, loss, deduction or credit, distributions or assets after the effective date of removal or withdrawal (with respect to the withdrawn Interest). For the avoidance of doubt, upon the voluntary withdrawal of a Partner, such Partner’s Sharing Percentage shall be reduced to zero (or, in case of a partial withdrawal, shall be reduced pro rata based on the Sharing Percentage represented by the withdrawn Interest as related to the aggregate Sharing Percentage of the relevant Partner), and the Sharing Percentage of all of the remaining Limited Partners shall be adjusted pro rata to their respective Sharing Percentages at such time.

(d) Upon the termination of duties delegated to any Limited Partner, the Sharing Percentage of the applicable Limited Partner shall not, thereafter, be amended, modified or changed, without the written consent of such Partner.

SECTION 8.3. Release Events; Removal of the General Partner.

(a) Upon the occurrence of a Release Event with respect to the General Partner, (i) Aveon Holdings I L.P. (or its permitted successor or assign) shall immediately and automatically be removed as the General Partner of the Partnership and (ii) Glenrock shall immediately and automatically be appointed as the General Partner of the Partnership (without compliance with the provisions of this Agreement requiring the unanimous consent of the Partners to the admission of additional partners). Aveon Holdings I L.P shall promptly provide the Limited Partners with written notice of the occurrence of a Release Event.

Any such removal of Aveon Holdings I L.P. as the General Partner shall be effective upon delivery of written notice of such action to the Partners and the appointment of the new General Partner. The removal of Aveon Holdings I L.P. as the General Partner shall in no way impair any of the obligations of such General Partner attributable to the period prior to the effective date of such removal.

(b) Additionally, upon the occurrence of a Release Event, the Sharing Percentage of Aveon Holdings I L.P. (or its permitted successor or assign) shall remain 30% (with appropriate modifications in the Sharing Percentage definition being made). Notwithstanding anything herein or in any other agreement to the contrary, the parties hereto covenant that upon determination of a Release Event, Glenrock’s Sharing Percentage and the Sharing Percentage of Aveon Holdings I L.P., as provided for in this Section 8.3 shall not, thereafter, be amended, modified or changed, without the written consent of all of the parties hereto.

(c) “Release Event” shall mean, with respect to Aveon Holdings I L.P. (or any of its permitted successors or assigns):

(i) a Change of Control of the General Partner or any Transfer by the General Partner of all of its Interest in the Partnership (other than a Transfer to a Permitted Transferee);

(ii) the General Partner engages in any action constituting either civil or criminal fraud against the Partnership or the Funds, or resulting in the imposition of any civil or criminal penalty or disqualification imposed by the Securities and Exchange Commission or any other governmental agency or self regulatory organization having jurisdiction over the business conducted by the Partnership, in each case that is reasonably likely to have a material adverse effect on the business and/or reputation of the Partnership or the Funds;

(iii) the conviction of any employee, officer or director of the General Partner of a felony, any crime involving financial dishonesty or the imposition of any material civil or criminal penalty or disqualification imposed by the Securities and Exchange Commission or any other governmental agency or self regulatory organization having jurisdiction over the business conducted by the Partnership, in each case that is reasonably likely to have a material adverse effect on the business and/or reputation of the Partnership or the Funds;

(iv) the General Partner’s gross negligence, recklessness or willful misconduct in the performance of its obligations hereunder and which gross negligence, recklessness or willful misconduct (x) has had or could reasonably be expected to have a material adverse impact on the Partnership or the Funds, and (y) is not cured within ten (10) days following written notice to the General Partner from (i) Glenrock or (ii) a Majority in Interest of the Limited Partners (excluding for this purpose, any Limited Partners who are Affiliates, managers, members or employees of the General Partner or otherwise hold a direct or indirect interest in the General Partner) specifying in reasonable detail the nature of such gross negligence, recklessness or willful misconduct;

(v) the General Partner’s material breach of this Agreement (a breach being deemed to include, without limitation, a breach of fiduciary duties owed to the Partnership) or the Purchase Agreement, which material breach (x) has had or could reasonably be expected to have a material adverse impact on the Partnership or the Funds, and (y) is not cured within ten (10) days following written notice to the General Partner from (i) Glenrock or (ii) a Majority in Interest of the limited Partners (excluding for this purpose, any

Limited Partners who are Affiliates, managers, members or employees of the General Partner or otherwise hold a direct or indirect interest in the General Partner) specifying in reasonable detail the nature of the breach;

(vi) the voluntary or involuntary filing for bankruptcy by, or the reorganization or insolvency of, the General Partner; or

(vii) the conviction of any officer, director or principal of an investment manager or advisor (other than Glenrock) that is an investment manager in a composite fund created by the General Partner (or any of its Affiliates), of a felony, any crime involving financial dishonesty or that results in the imposition of any civil or criminal penalty which, after any remedial actions taken by the General Partner, if any, has a material adverse effect on the business or reputation of such composite or the Partnership , or that results in the disqualification of that investment manager or advisor by the Securities and Exchange Commission or any other governmental agency or self regulatory organization having jurisdiction over such Person or entity.

ARTICLE IX

Miscellaneous

SECTION 9.1. Jurisdiction.

Each Partner consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or New York State Supreme Court located in the New York County for all purposes in connection with any action, claim or proceeding arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

SECTION 9.2. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. In particular, the Partnership is formed pursuant to the Act, and the rights and liabilities of the Partners shall be as provided therein, except as herein otherwise expressly provided.

SECTION 9.3. Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in particular, the estate of a deceased Partner shall remain liable for all of such Partner’s obligations hereunder to the extent that such obligations are not affected by such Partner’s death under the terms hereof. Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person other than the Partners and their respective legal representatives, heirs, successors and permitted assigns.

SECTION 9.4. Confidentiality.

(a) Except as set forth herein, by executing this Agreement, each Partner expressly agrees, at all times during the existence of the Partnership and thereafter and whether or not at the time a Partner of the Partnership, without the consent of (i) the General Partner with respect to any proposed disclosure by a Limited Partner and (ii) Glenrock with respect to any proposed disclosure by the General Partner (in each case, which such consent may be given or withheld in such Person’s sole and absolute discretion), to maintain the confidentiality of, and not to disclose to any Person, any non-public information (including, for the avoidance of doubt, information disclosed under Section 5.1 hereof) relating to the business, financial results, clients or affairs of the Partnership and the Funds, or any of its Affiliates, except (i) to such Partner’s professional advisers who are informed of the confidential nature of the information and with respect to which the Partner will be responsible for any disclosures by such persons in violation hereof, (ii) as required for any litigation proceeding or as required by law, by rule or regulation having the force of law, by any regulatory or self-regulatory organization having jurisdiction or by process of law, or (iii) as is reasonably necessary and appropriate in the course of and in furtherance of the conduct of the business of the Partnership and the Funds, including, without limitation, communications with the investors in the Funds in a manner consistent with past practice, it being hereby acknowledged and agreed that, for the avoidance of doubt, nothing contained herein (or in any other agreement among the parties hereto) shall prohibit Glenrock from, in its sole and absolute discretion, disclosing the terms of this Agreement (including any Admission Letter) to any of the investors (or prospective investors) in the Funds. Without limiting the foregoing and except as otherwise required by applicable law, rule or regulation having the force of law, or by any regulatory or self-regulatory organization having jurisdiction or by process of law, each Partner shall not disclose, publish, or disseminate in any way any information relating to the financial performance, track record, investment decisions and analysis or any related information of any investment or business of the Partnership or any of its Affiliates, individually or as a whole, without the express consent of the General Partner (which may be given or withheld in its sole and absolute discretion).

(b) Notwithstanding anything in this Agreement to the contrary, each Partner (and any representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Partnership or any transaction undertaken by the Partnership (including opinions or other tax analyses that are provided to it relating to such tax treatment and tax structure). However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. For this purpose, tax treatment and tax structure shall not include (i) the name of, or any other identifying information regarding, the Partnership or any of the Funds (or, in each case, any affiliate thereof), (ii) any specific pricing or performance information or (iii) other nonpublic business or financial information (including the amount of any fees, expense, rates or payments) that is not relevant to an understanding of the tax treatment or tax structure of the Partnership or any transaction undertaken by the Partnership.

(c) The track record and all related investment information regarding the Funds shall be owned by Glenrock. However, notwithstanding anything in this Agreement to the contrary,

Aveon Holdings I L.P., Glenrock, Katz, Budris and their respective Affiliates, regardless of their removal, withdrawal or termination from the Partnership (including a termination by a Terminating Event) shall be entitled to use, in the ordinary course of Business, the Funds’ track record, and such statistical or other data as is in the possession of the Partnership needed to determine the Funds track record, and provide such information to clients and prospective clients of the Funds as presented in any private placement prospectus or memorandum or marketing material; provided, that the Partnership shall not be obligated hereby to provide any Partner or other party any information that would be in violation of any Applicable Law. To the extent the Company, the General Partner or any Fund possesses or acquires any rights to use such information and materials; such party hereby irrevocably agrees that such information and materials shall remain the sole property of Glenrock.

SECTION 9.5. Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to any Partner at its address or facsimile number shown in the Partnership’s books and records.

SECTION 9.6. Counterparts.

This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

SECTION 9.7. Entire Agreement.

This Agreement, together with the Purchase Agreement (and the Ancillary Agreements (as defined in the Purchase Agreement), embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Except as expressly provided herein, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing and anything contained herein to the contrary, the Partners acknowledge and agree that any Admission Letter of any Partner may have the effect of establishing rights under, or altering or supplementing, the terms of this Agreement with respect to such Partner and, to the extent of any conflict between the terms of this Agreement and the terms of any Admission Letter, the terms of such Admission Letter shall govern and control. This Agreement does not create any right of employment on the part of any Partner and no Partner shall have any right (implied or otherwise) to be paid any amount hereunder except as expressly provided for herein.

SECTION 9.8. Amendments.

This Agreement may not be amended, supplemented, waived or modified, without the unanimous consent of the Partners; except for any amendment that would not have a material adverse effect on the rights or preferences of any Class in relation to other

Classes must be approved by the holders of not less than a Majority in Interest of the Class affected; provided, however, that the General Partner (with the consent of (i) Glenrock or (ii) a Majority in Interest of the Limited Partners) may amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any Class of Interests or other equity interests in the Partnership or other Partnership securities in accordance with this Agreement; (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement; (iii) a change in the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines in its sole and absolute discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership, including a change in the dates on which distributions are to be made by the Partnership, or (vi) any other change that does not have a material adverse effect on the rights or preference of any Partner; provided, that notwithstanding the foregoing, any amendments sought to be adopted pursuant to clause (i) above relating to the issuance of any separate Class of Interests in the Partnership or clause (ii) above relating to the admission of any new Partners of the Partnership shall require the unanimous written consent of the Partners; provided, further, that the books and records of the Partnership shall be deemed amended from time to time to reflect the admission of a new Partner, the withdrawal or resignation of a Partner, the adjustment of the Interests resulting from any forfeiture and reallocation of Interests and the adjustment of the Interests resulting from any Transfer or other disposition of a Interests, in each case that is made in accordance with the provisions hereof.

SECTION 9.9. Titles.

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

SECTION 9.10. Representations, Warranties and Covenants.

(a) Each Partner which is not a natural person represents, warrants and covenants to the other Partners that such Partner is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement has been duly authorized by such Partner.

(b) Each Partner who is a natural person represents, warrants and covenants to the other Partners that such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder.

(c) Each Partner represents, warrants and covenants to the other Partners that:

(i) this Agreement has been duly executed and delivered by such Partner and constitutes the valid and legally binding agreement of such Partner enforceable in accordance with its terms against such Partner subject to the effect of bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by an implied covenant of good faith and fair dealing;

(ii) the execution and delivery of this Agreement by such Partner and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Partner or any Affiliate is a party or by which it or any of its Affiliates is bound or to which its or any Affiliate’s properties are subject, or require any authorization or approval under or pursuant to any of the foregoing which has not been obtained, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Partner or any Affiliate is subject;

(iii) such Partner is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Partner’s ability to carry out its obligations under this Agreement;

(iv) there is no litigation, investigation or other proceeding pending or, to the knowledge of such Partner, threatened against such Partner as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect such Partner’s ability to carry out its obligations under this Agreement; and

(v) no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Partner is required for the execution and delivery of this Agreement by such Partner and, except as may be required under applicable securities and commodities laws in connection with the registration of the Partnership or such Partner, the performance of its obligations and duties hereunder.

(d) Following the date of this Agreement, each Partner agrees to notify the Partnership promptly upon becoming aware of a breach in any of such Partner’s representations, warranties and covenants hereunder.

SECTION 9.11. Division of Property.

In the event of a property settlement or separation agreement between a Partner and his or her spouse, such Partner agrees that he or she shall use his or her best efforts to retain all of his or her Interest in the Partnership and shall reimburse his or her spouse for any Interest he or she may have in the Partnership out of funds, assets or proceeds separate and distinct from his or her Interest in the Partnership. To the extent that such Partner is unable, despite his or her exercise of best efforts, to retain all of his or her Interest in the Partnership, such Partner shall use its best efforts to assign to his or her spouse only the right to share in profits and losses, to receive distribution or distributions, and to receive allocation of income, gain, loss, deduction or credit or similar item to which the assigning Partner was entitled, to the extent assigned, with the assigning Partner remaining entitled to exercise all rights and powers of a Partner hereunder; provided that any purported assignment shall be a Transfer subject to the provisions of Article VII of this Agreement. Notwithstanding the foregoing, if a spouse or former spouse of a Partner acquires an Interest in the Partnership as a Partner as a result of any such proposed settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which shall be coupled with an interest) to the assigning Partner to vote or to give or withhold such approval as such assigning Partner shall himself or herself vote or approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse, and such spouse or former spouse shall be subject to the removal and withdrawal provisions set forth in Article VIII. Such power of attorney shall not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney.

SECTION 9.12. Irreparable Harm.

Each of the Partners hereby agrees that a failure to comply with the provisions of Section 9.4 or 9.12 would cause irreparable harm to the Partnership and the other Partners, and, therefore, the Partnership and the other Partners shall be entitled to an injunction and other equitable relief in the event of any such failure to comply with the provisions of Section 9.4 or 9.12.

SECTION 9.13 Partnership Tax Treatment.

The Partners intend for the Partnership to be treated as a partnership for federal income tax purposes and no election to the contrary shall be made.

SECTION 9.14. Severability.

Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

SECTION 9.15. Survival.

The provisions of Sections 9.4, and 9.13 and this Section shall survive the expiration or termination of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

GENERAL PARTNER:

AVEON HOLDINGS I L.P.

By:	Aveon Holdings I GP, Inc.,
its General Partner

By:
Name:
Title:

LIMITED PARTNER SIGNATURE PAGE

Executed this      day of             , 2010 at                     .

INDIVIDUAL(S)

Signature of Subscriber	Signature of Spouse or other Joint Tenant or Tenant-in-Common, if any (Print or Type)

Name of Subscriber (Print or Type)	Signature of Spouse or other Joint Tenant or Tenant-in-Common, if any (Print or Type)

CORPORATION

[ ]
Name of Corporation (Print or Type)

By:
Signature of Authorized Agent

Name and Title of Authorized Agent (Print or Type)

LIMITED PARTNER SIGNATURE PAGE

PARTNERSHIP

Name of Partnership (Print or Type)

By:
Signature of General Partner	Signature of Additional General Partner (if required by partnership agreement)

Name of General Partner (Print or Type)	Name of General Partner (Print or Type)

TRUST

Name of Trust (Print or Type)

By:
Signature of Trustee	Signature of Additional Trustee (if required by partnership agreement)

Name of Trustee (Print or Type)	Name of Additional Trustee (Print or Type)